Exhibit 99.1

Opus Genetics Announces Financial Results for
Second Quarter 2026 and Provides Corporate Update
OPGx-BEST1 Cohort 1 Topline Data Expected in Second Week of September 2026
Enrollment Completed in LCA5 Registrational Trial with Dosing Planned for Q4 2026
RDH12, MERTK and RHO Programs Advancing with Upcoming Initiation of Clinical Testing
Cash Runway into 2029 Expected to Support Multiple Clinical Inflection Points
and Opportunities for Priority Review Vouchers
RESEARCH TRIANGLE PARK, N.C. – August 6, 2026 - Opus Genetics, Inc. (Nasdaq: IRD) (the “Company” or “Opus Genetics”), a clinical-stage biopharmaceutical company developing gene therapies to restore vision and prevent blindness in patients with inherited retinal diseases (IRDs), today announced financial results for the second quarter ended June 30, 2026, and provided a corporate update.
“With a focus on execution, we are rapidly advancing five gene therapy programs that address significant unmet need in inherited retinal diseases, with OPGx-BEST1 Cohort 1 clinical data targeted for the second week of September and four additional clinical readouts expected in 2027,” said George Magrath, M.D., Chief Executive Officer of Opus Genetics. “Based on recent FDA interactions, we finalized the OPGx-LCA5 registrational trial design. We have completed enrollment and expect to initiate participant dosing in the fourth quarter of this year. Our recent R&D Science Forum highlighted the significant progress we have made in advancing our pipeline. Our strong cash runway into 2029 positions us to initiate new clinical studies, deliver multiple data inflection points, pursue potential product approvals, and unlock opportunities for Priority Review Vouchers.”
Pipeline Updates
OPGx-BEST1
•Enrollment was completed in Cohort 1 of the Phase 1/2 trial (BIRD-1), with 3-month topline data from Cohort 1 expected during the second week of September 2026, assuming all participants complete their assessments as scheduled.
•Baseline demographics were presented at the Association for Research in Vision and Ophthalmology (ARVO) 2026 Annual Meeting with the related poster presentation available on the Publications & Presentations page of the Opus Genetics website. Additionally, a slide presentation and video summary recording titled “OPGx-BEST1 Cohort 1 Baseline Demographics and Key Endpoints for IRDs” are provided on the OPGx-BEST1 Program section of the Opus Genetics website.
OPGx-LCA5
•Alignment was achieved with the U.S. Food and Drug Administration (FDA) on the registrational Phase 3 clinical trial evaluating OPGx-LCA5 in eight participants with a six-month run-in period, allowing each participant to serve as their own control, prior to receiving treatment in both eyes.
•Enrollment in the trial was completed, with dosing of OPGx-LCA5 expected to begin in the fourth quarter of 2026 using clinical drug supply manufactured with the intended commercial processes. Topline data from the study is expected by the end of 2027.
OPGx-RDH12
•The OPGx-RDH12 program is expected to enter the clinic in the fourth quarter of 2026 and is partially funded through a partnership with the RDH12 Alliance.
OPGx-MERTK
•The OPGx-MERTK program is expected to initiate clinical testing at the Cleveland Clinic Abu Dhabi in the first quarter of 2027.

OPGx-RHO
•Preclinical data presented at ARVO 2026 and the Foundation Fighting Blindness Retinal Therapeutics Innovation Summit 2026 provided safety and efficacy data on the use of OPGx-RHO in two large animal models of autosomal-dominant retinitis pigmentosa (adRP).
•The OPGx-RHO program is expected to initiate clinical testing globally in the second half of 2027.
Recent Medical Presentations
Opus Genetics delivered numerous data presentations at prominent medical meetings during the period including at the Association for Research in Vision and Ophthalmology (ARVO), Retina World Congress, and the American Society of Gene & Cell Therapy. In addition, in July 2026, Human Gene Therapy published “Evaluation of the Toxicity and Efficacy of an Adeno‑Associated Viral Vector Expressing BEST1 Delivered by Subretinal Injection in a Canine Model of Human Bestrophinopathy”. All materials can be found on the Publications & Presentations page of the Company website.
Financial Results for the Second Quarter Ended June 30, 2026
Cash Position: As of June 30, 2026, Opus Genetics had cash and cash equivalents of $88.8 million. With the current cash and cash equivalents, and potential future fundings under the note purchase agreement with Oberland Capital Management, the Company believes its aggregate cash resources will fund operations into 2029. This estimate excludes any potential proceeds from callable warrants or future milestone payments.
Revenue: License and collaborations revenue totaled $0.8 million for the quarter ended June 30, 2026, compared to $2.9 million for the same period in 2025. Revenue in both periods came primarily from reimbursement of research and development (R&D) services based on the Company’s collaboration with Viatris, Inc.
Research and Development (R&D) Expenses: R&D expenses were $11.2 million for the quarter ended June 30, 2026, compared to $6.0 million for the same period in 2025. The increase was primarily attributable to higher manufacturing and clinical costs associated with the Company's IRD programs, partially offset by lower clinical costs associated with the Phentolamine Ophthalmic Solution 0.75% programs. Research and development expenses included $0.4 million and $0.3 million in stock-based compensation expense for the three months ended June 30, 2026 and 2025, respectively.
General and Administrative (G&A) Expenses: G&A expenses were $6.0 million for the quarter ended June 30, 2026, compared to $5.8 million for the same period in 2025. The increase was primarily attributable to higher employee compensation costs, partially offset by lower public company related costs. General and administrative expenses included $1.0 million and $0.6 million in stock-based compensation expense during the three months ended June 30, 2026 and 2025, respectively.
Net Loss: Net loss for the quarter ended June 30, 2026 was $8.1 million, or ($0.08) per basic and ($0.14) per diluted share, compared to a net loss of $7.4 million, or ($0.12) per basic and diluted share, for the same period in 2025. The increase in net loss was primarily due to higher R&D expense, lower license and collaborations revenue, and higher financing costs period over period. These changes were partially offset by higher income period over period of $6.3 million from the fair value change in instruments measured at fair value.
About Opus Genetics
Opus Genetics is a clinical-stage biopharmaceutical company developing gene therapies to restore vision and prevent blindness in patients with inherited retinal diseases (IRDs). The Company is developing durable, one-time treatments designed to address the underlying genetic causes of severe retinal disorders. The Company’s pipeline includes seven AAV-based programs, led by OPGx-LCA5 for LCA5-related mutations and OPGx-BEST1 for BEST1-related retinal degeneration, with additional candidates targeting RDH12, MERTK, RHO, CNGB1 and NMNAT1. The Company is based in Research Triangle Park, NC. For more information, visit www.opusgtx.com.
Forward-Looking Statements
This press release contains forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. Such statements include, but are not limited to, statements related to cash runway and future financing availability, potential future funding under the Oberland facility, potential product approvals, and Priority Review Voucher opportunities, the clinical development, clinical results, preclinical data and future plans for Phentolamine Ophthalmic

Solution 0.75%, OPGx-LCA5, OPGx-BEST1, OPGx-MERTK, OPGx-RDH12, OPGx-RHO and earlier stage programs, and expectations regarding us, our business prospects and our results of operations, and are subject to certain risks and uncertainties posed by many factors and events that could cause our actual business, prospects and results of operations to differ materially from those anticipated by such forward-looking statements. Factors that could cause or contribute to such differences include, but are not limited to, those described under the heading “Risk Factors” included in our most recent Annual Report on Form 10-K and in our other filings with the U.S. Securities and Exchange Commission. Readers are cautioned not to place undue reliance on these forward-looking statements, which speak only as of the date of this press release. These forward-looking statements are based upon our current expectations and involve assumptions that may never materialize or may prove to be incorrect. Actual results and the timing of events could differ materially from those anticipated in such forward-looking statements as a result of various risks and uncertainties. In some cases, you can identify forward-looking statements by the following words: “anticipate,” “believe,” “continue,” “could,” “estimate,” “expect,” “intend,” “aim,” “may,” “ongoing,” “plan,” “potential,” “predict,” “project,” “should,” “will,” “would” or the negative of these terms or other comparable terminology, although not all forward-looking statements contain these words. We undertake no obligation to revise any forward-looking statements in order to reflect events or circumstances that might subsequently arise.
Contacts:
Investors
Jenny Kobin
Remy Bernarda
IR Advisory Solutions
ir@opusgtx.com
Media
Kimberly Ha
KKH Advisors
917-291-5744
kimberly.ha@kkhadvisors.com
-Financial Tables Follow-

Opus Genetics, Inc.
Condensed Consolidated Balance Sheets
(in thousands, except share amounts and par value)

	As of
	June 30, 2026	December 31, 2025
Assets	(Unaudited)
Current assets:
Cash and cash equivalents	$88,812	$45,091
Accounts receivable	1,041	1,995
Contract assets and unbilled receivables (Note 12)	415	1,170
Prepaids and other current assets	2,428	1,788
Total current assets	92,696	50,044
Property and equipment, net	172	199
Restricted cash	100	—
Total assets	$92,968	$50,243

Liabilities, convertible preferred stock and stockholders’ (deficit) equity
Current liabilities:
Accounts payable	$1,881	$3,293
Accrued expenses	5,724	4,488
Total current liabilities	7,605	7,781
Long-term debt	34,932	—
Warrant liabilities	62,145	25,985
Funding agreement, related party	1,272	1,129
Total liabilities	105,954	34,895

Commitments and contingencies (Note 4 and Note 11)

Stockholders’ (deficit) equity:
Preferred stock, par value $0.0001; 10,000,000 shares authorized as of June 30, 2026 and December 31, 2025; no shares issued and outstanding at June 30, 2026 and December 31, 2025.	—	—
Common stock, par value $0.0001; 250,000,000 and 125,000,000 shares authorized as of June 30, 2026 and December 31, 2025, respectively; 82,647,946 and 69,894,507 shares issued and outstanding at June 30, 2026 and December 31, 2025, respectively.	8	7
Additional paid-in capital	249,228	203,930
Accumulated deficit	(262,222)	(188,589)
Total stockholders’ (deficit) equity	(12,986)	15,348
Total liabilities, convertible preferred stock and stockholders’ (deficit) equity	$92,968	$50,243

Opus Genetics, Inc.
Condensed Consolidated Statements of Comprehensive Loss
(in thousands, except share and per share amounts)
(Unaudited)

	For the Three Months Ended June 30,		For the Six Months Ended June 30,
	2026	2025	2026	2025
License and collaborations revenue	$755	$2,882	$2,912	$7,252

Operating expenses:
Research and development	11,207	6,022	21,784	13,975
General and administrative	6,028	5,766	11,972	12,112
Total operating expenses	17,235	11,788	33,756	26,087
Loss from operations	(16,480)	(8,906)	(30,844)	(18,835)
Fair value change in instruments measured at fair value	7,174	917	(44,190)	3,722
Financing costs	(531)	35	(1,113)	(1,337)
Other income, net	1,739	534	2,514	836
Loss before income taxes	(8,098)	(7,420)	(73,633)	(15,614)
Benefit (provision) for income taxes	—	—	—	—
Net loss	(8,098)	(7,420)	(73,633)	(15,614)
Other comprehensive loss, net of tax	—	—	—	—
Comprehensive loss	$(8,098)	$(7,420)	$(73,633)	$(15,614)

Net loss per share:
Net loss per share - basic	$(0.08)	$(0.12)	$(0.81)	$(0.32)
Net loss per share - diluted	$(0.14)	$(0.12)	$(0.81)	$(0.32)

Number of shares used in per share calculations:
Weighted average shares outstanding - basic	95,483,280	63,376,392	91,211,050	48,712,124
Weighted average shares outstanding - diluted	111,384,011	63,376,392	91,211,050	48,712,124

Source: Opus Genetics, Inc.